Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

HTG Molecular Diagnostics, Inc.

Tucson, Arizona

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated March 24, 2016, relating to the financial statements of HTG Molecular Diagnostics, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ BDO USA, LLP

Phoenix, Arizona

March 24, 2016